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                                                                    EXHIBIT 10.6

                          Peoples Financial Corporation
                              Stock Incentive Plan


On May 23, 2001, the Company's Board of Directors approved a stock incentive program for Chevis C. Swetman as President and Chief Executive Officer and Andy Carpenter as Executive Vice President ("Executives"). The purpose of the plan is to provide an incentive to retain and motivate these two executive officers.

Under this plan, whole shares valued as of the distribution date at $50,000 are to be distributed to each of these Executives who continue to meet the eligibility requirements on June 15, 2001, and January 15 of the four succeeding years ("the distribution dates"). The value of the shares is based on the closing price of the Company's stock as reported on the NASDAQ Stock Market on the distribution dates.

An Executive's rights to any unissued stock shall terminate on the date of termination of his employment with the Company regardless of the cause, except in the event of the Executive's death or disability, in which case the right to receive unissued stock shall continue in the manner provided. Further, the plan stipulates the rights of the Executives as a result of a Change in Control.